NEWS RELEASE
Contact: Marianne Perez, Media Relations Manager
858.668.2586 x11636 • marianne.perez@bpiedu.com

Bridgepoint Education Reaches an Agreement with Consumer Financial Protection Bureau

SAN DIEGO (September 12, 2016) − Bridgepoint Education, Inc. (NYSE: BPI) today announced an agreement with the Consumer Financial Protection Bureau (CFPB) to forgive loans taken by approximately 1,277 current and former students who borrowed from Bridgepoint institution’s student loan programs between 2009 and 2015.

While Bridgepoint maintains that its institutions acted in good faith and provided all appropriate tools and disclosures for the loan programs, Bridgepoint chose to negotiate a mutually agreeable resolution in order to move forward and allow its institutions to focus on students.

The CFPB identified only one area of concern with the loan programs – they allege that in some cases representatives from the institutions may have stated in verbal conversations with students that loans could be paid in installments as low as $25 a month, and the actual payments may have been higher.

The quality of the education Bridgepoint institutions are providing to students or the value of the degrees they are working towards was not disputed by the CFPB. There is also no concern over the interest rates provided to students in these loans. In fact, the majority of these loans were given at 0% interest and the remainder were given at interest rates comparable to or below those offered by the federal direct subsidized loan program. The loan programs were discontinued by Bridgepoint’s institutions before the CFPB investigation began.

Under the terms of the agreement, Bridgepoint has agreed to pay approximately $5 million in restitution to students who incurred debt from student loans made by the company’s institutions, forgive approximately $18 million of outstanding institutional loan debt, and make a payment of $8 million to the CFPB to resolve all outstanding claims. In addition, Bridgepoint has agreed to a plan to ensure compliance with the terms of this agreement. Bridgepoint will notify student’s affected by today’s agreement.

“This agreement simply allows us to return our full and undivided focus to our students and their success. We believe in the high quality of education our institutions provide and we will continue helping students achieve their goals of a quality and affordable college education,” said Andrew Clark, president and chief executive officer of Bridgepoint Education.

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience. Bridgepoint owns two academic institutions – Ashford University and University of the Rockies. Together, these programs, technologies, and resources represent a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning, and exposure to leading minds. For more information, visit www.bridgepointeducation.com, www.facebook.com/BridgepointEducation, or call Marianne Perez, Media Relations Manager, at 858.668.2586 x11636.
# # #

2